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                                                                   EXHIBIT 99.2

ARIS CORPORATION TO ACQUIRE FINE.COM INTERNATIONAL

INTEGRATED E-COMMERCE AND INTERACTIVE WEB SOLUTIONS TO BE ADDED TO CONSULTING PORTFOLIO


BELLEVUE, Wash.--(BUSINESS WIRE)--May, 18, 1999--ARIS Corporation (Nasdaq:ARSC -
NEWS), a leading provider of international IT consulting, training and software, announced today that it has reached a definitive agreement to acquire all of the outstanding stock of fine.com International (Nasdaq:FDOT - NEWS) for $12.25 million or approximately $4.55 per share in ARIS stock or a combination of stock and cash. The acquisition significantly expands ARIS' capability in delivering Web-based solutions including strategic web consulting, creative design and technical development.

"During the first quarter, we were engaged in more than 40 e-business projects, generating over $2.5 million in revenue," said Paul Song, president and CEO of ARIS Corporation. "The acquisition of fine.com should nearly double our e-business capability in this high-growth market. Their strengths in creative Web design, e-business strategic planning and e-marketing perfectly compliment our strong enterprise application and integration expertise."

"fine.com has been a pioneer in Internet consulting, building a distinguished customer base that includes Amway Corporation, General Electric, Marriott International, Inc., Microsoft Corporation, Mitsui & Co. LTD of Japan, the Nasdaq-Amex Stock Market and Intel Corporation. We are very excited about the capabilities and opportunities in the emerging e-business market that fine.com brings to our organization. Our combined talents will help our clients more rapidly adapt their businesses to capitalize on today's digital economy."

fine.com has over 60 web developers, graphic professionals, internet consultants and support staff, with its headquarters in Seattle, WA and offices in Bethesda, Maryland and Livingston, New Jersey. International Data Corporation expects Internet-based e-commerce to grow from $32 billion in 1999 to over $425 billion by 2002.

"ARIS' sales force, strong recruiting infrastructure and financial resources will allow fine.com to better capitalize on the tremendous opportunity created by the Internet," said Dan Fine, CEO of fine.com. "Together we can provide our customers with a powerful offering of Enterprise Internet Integration and e-commerce development services at the highest strategic, creative and technical levels."

In addition, ARIS and fine.com have entered into a teaming agreement that allows ARIS and fine.com to jointly market, sell and deliver e-business projects to existing and potential customers immediately.

ARIS expects the transaction to close sometime during the third quarter. ARIS will account for the acquisition using the purchase method of accounting.

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About the Terms of the Agreement

Under terms of the agreement, ARIS will pay up to $12.25 million for all of the outstanding stock of fine.com. The purchase price will be paid in exchange for up to one million shares of ARIS common stock, or a combination of 1 million ARIS shares plus up to $5.25 million cash, depending upon the average closing price of ARIS common stock for a ten-day measurement period. By way of example, if the average value of ARIS stock is $8.00 during the measurement period, fine.com shareholders would receive one million shares of ARIS stock having an aggregate value of $8 million (.3717 ARIS shares for each fine.com share), and $4.25 million cash ($1.5796 per fine.com share), for a total value per share of $4.55 (.3717 times $8.00, plus $1.5796).

Each company's Board of Directors has unanimously approved the transaction. The acquisition will be accomplished solely through the means of a proxy statement/prospectus and is expected to be completed as soon as practicable after August 15, 1999, following satisfaction or waiver of all conditions to closing contained in the agreement, including favorable tax treatment of the acquisition and the approval of the fine.com stockholders.
About fine.com International

fine.com INTERNATIONAL Corp. is a leading provider of integrated e-commerce and interactive response communication services that combine the Web with communications and business process automation solutions. fine.com clients include leading Global 1000 companies and other market leaders. For more information, please visit the company's Web site at www.fine.com.

About Aris Corporation

ARIS Corporation provides integrated information technology solutions that enable companies and government agencies to use client/server and Internet solutions to improve their business operations. The company's consulting and training services focus primarily on leading-edge technologies from Microsoft, Oracle, Lotus, PeopleSoft, Cyborg, the US Group and Sun Microsystems. ARIS Software Inc. provides decision support software products for the Oracle marketplace. ARIS has offices across the U.S. and in the United Kingdom, with over 800 employees worldwide. Its corporate headquarters are located in Bellevue, WA.

Forward Looking Statements

This press release contains forward-looking statements concerning the closing of the proposed acquisition and the business synergies anticipated from the acquisition. Actual events and results could differ materially from those described in these forward-looking statements due to a number of factors, which include the fact that the acquisition is conditioned on the approval of the stockholders of fine.com and uncertainties as to the ability of ARIS to integrate the operations of fine.com with its own, to retain and motivate key personnel, to retain fine.com's existing and prospective customers and to adapt its products and services to the highly competitive and rapidly changing Internet market. Forward-looking statements reflect the opinions and expectations of management at the time the statements are made. ARIS does not undertake any obligation to update forward-looking statements should circumstances or management's opinions and expectations change.

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CONTACT:
     Street Connect (Financial inquires)
     Michael Newman, 206/320-1231
     mnewman@stct.com
      OR
     ARIS Corporation (Media inquires)
     Jerry Grasso, 424/372-2743
     jerry.grasso@aris.com
      OR
     Copithorne & Bellows Public Relations (Media inquires)
     Amy Pal, 206/727-2880
     amy.pal@cbpr.com
      OR
     fine.com (Media inquires)
     Tim Carroll, 206/292-2888
     timc@fine.com

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